Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278347

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 29, 2025)

This prospectus supplement amends and supplements the information in the prospectus supplement, dated September 29, 2025 (the “Prior Prospectus”), filed with the U.S. Securities and Exchange Commission pursuant to our registration statement on Form F-3 (File No. 333-278347), relating to the offer and sale of up to $10,000,000 of our class A ordinary shares, par value $0.022 per share (“Class A Ordinary Shares”) pursuant to the Sales Agreement, that we entered into with Craft Capital Management LLC (the “Sales Agent”) on September 29, 2025. The Sales Agreement related to the sale of our Class A Ordinary Shares from time to time with the Sales Agent acting as agent or principal. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

The Sales Agreement was terminated effective February 26, 2026. In the aggregate, we sold 2,683,190 Class A Ordinary Shares through the Sales Agent for net proceeds of approximately $6.23 million pursuant to the Sales Agreement.

We are an “emerging growth company” and “foreign private issuer” as defined under U.S. federal securities laws and are consequently subject to reduced public company reporting requirements. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RAYA.” The last sale price of our Class A Ordinary Shares, as reported on Nasdaq on March 13, 2026, was $0.8404 per share.

The purpose of this Prospectus Supplement is to terminate our continuous offering under the Prior Prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 16, 2026.